Filed Pursuant to 424(b)(3)
Registration No. 333-286041
PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated August 5, 2025)

Lionsgate Studios Corp.
208,122 Common Shares

This Prospectus Supplement supplements the Prospectus dated August 5, 2025 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-286041) (the “Registration Statement”) filed by Lionsgate Studios Corp. (“New Lionsgate”) with the Securities and Exchange Commission (the “SEC”). The Prospectus and this prospectus supplement relate to the exercise from time to time of stock options and stock appreciation rights (“SARs”) outstanding under the Lionsgate Studios Corp. 2025 Performance Incentive Plan (the “Plan”), to acquire up to 208,122 common shares of New Lionsgate (the “Common Shares”) that are held by former employees of Lions Gate Entertainment Corp. and its subsidiaries (including New Lionsgate), who are not current employees or consultants of New Lionsgate or Starz Entertainment Corp., and any such individuals’ donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such equity award. Any proceeds received by New Lionsgate from the exercise of stock options and SARs covered by the Plan (and issued pursuant to the offering described in the Prospectus and this Prospectus Supplement) will be used for general corporate purposes

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in New Lionsgate’s Current Report on Form 8-K filed with the SEC on March 18, 2026 (the “Form 8-K”). Accordingly, we have attached a copy of the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

The Common Shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “LION.” On March 17, 2026, the last reported sale price of the Common Shares was $9.68 per share.

See the section entitled “Risk Factors” beginning on page 20 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying securities of New Lionsgate.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 18, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 17, 2026
Lionsgate Studios Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

001-42635	N/A
(Commission File Number)	(IRS Employer Identification No.)
(Address of principal executive offices)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	LION	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On March 17, 2026, Lionsgate Studios Corp. (the “Company”) held its Annual General and Special Meeting of Shareholders (the “Annual Meeting”) to consider and vote upon the election of each of the nominated directors to the Company’s Board of Directors (the “Board”), the reappointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2026, and an advisory vote to approve executive compensation. The proposals are described in detail in the Company's Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on February 3, 2026.

At the Annual Meeting, 90.92% of the Company’s Common Shares (the “Common Shares”) entitled to vote at the Annual Meeting were represented in person or by proxy. Based on the results of the vote, shareholders voted to elect all of the Company's director nominees, approved the re-appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2026, and approved the advisory vote on executive compensation.

The number of votes cast for or withheld from the election of each director and the reappointment of Ernst & Young LLP, and the number of votes cast for, against or abstaining from the advisory vote to approve executive compensation are set forth below. The voting results disclosed below are final and have been certified by Broadridge Financial Solutions, the scrutineer and independent Inspector of Elections.

Election of Directors	Number of Shares Voted For	Number of Shares Withheld	Percentage of Shares Voted “For” of Shares Voted
Gordon Crawford	205,656,717	20,693,744	90.86%
Jon Feltheimer	212,098,474	14,251,987	93.70%
Emily Fine	195,339,739	31,010,722	86.30%
Michael T. Fries	180,809,528	45,540,933	79.88%
John D. Harkey, Jr.	205,442,205	20,908,256	90.76%
Susan McCaw	205,550,947	20,799,514	90.81%
Steven Mnuchin	225,846,556	503,905	99.78%
Yvette Ostolaza	203,942,675	22,407,786	90.10%
Mark H. Rachesky, M.D.	192,087,630	34,262,831	84.86%
Richard Rosenblatt	203,972,267	22,378,194	90.11%
Harry E. Sloan	200,497,754	25,852,707	88.58%

	Number of Shares Voted For	Number of Shares Voted Withheld	Percentage of Shares Voted “For” of Shares Voted
Re-Appointment of Ernst & Young LLP	262,890,005	971,214	99.63%

	Number of Shares Voted For	Number of Shares Voted Against	Number of Shares Abstained	Percentage of Shares Voted “For” of Shares Voted
Advisory Vote to Approve Executive Compensation	181,517,544	43,857,685	975,232	80.19%

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description
	104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 18, 2026	Lionsgate Studios Corp.

/s/ James W. Barge
James W. Barge
Chief Financial Officer